Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 17

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Ault Lending, LLC

Purchase of Common Stock	5,000	$4.0909	08/17/2026
Purchase of Common Stock	5,275	$4.440[1]	08/18/2026
Purchase of Common Stock	24,328	$5.5768	08/19/2026
Purchase of Common Stock	6,006	$6.1460	08/20/2026
Purchase of Common Stock	20,672	$6.3352	08/21/2026

Milton C. Ault III

Purchase of Common Stock	300	$3.8294[2]	08/17/2026
Purchase of Common Stock	700	$4.3783[3]	08/18/2026
Purchase of Common Stock	1,500	$4.53	08/19/2026
Purchase of Common Stock	1,000	$5.87[4]	08/19/2026
Purchase of Common Stock	1,000	$6.37	08/21/2026

Alpha Structured Finance LP

Purchase of Common Stock	1,200	$4.1208[5]	08/17/2026
Purchase of Common Stock	1,500	$6.0667[6]	08/20/2026

1 The common stock was purchased by the reporting person in open market transactions on the transaction date, with a volume weighted average purchase price of $4.4440. The range of purchase prices on the transaction date was $3.85 to $4.3868 per share. The reporting person undertakes to provide, upon request by the SEC staff, the issuer, or a security holder of the issuer, full information regarding the number of shares purchased at each price.

2 The common stock was purchased by the reporting person in open market transactions on the transaction date, with a volume weighted average purchase price of $3.8294. The range of purchase prices on the transaction date was $3.69 to $3.9982 per share. The reporting person undertakes to provide, upon request by the SEC staff, the issuer, or a security holder of the issuer, full information regarding the number of shares purchased at each price.

3 The common stock was purchased by the reporting person in open market transactions on the transaction date, with a volume weighted average purchase price of $4.3783. The range of purchase prices on the transaction date was $4.17 to $4.50 per share. The reporting person undertakes to provide, upon request by the SEC staff, the issuer, or a security holder of the issuer, full information regarding the number of shares purchased at each price.

4 The common stock was purchased by the reporting person in open market transactions on the transaction date, with a volume weighted average purchase price of $5.87. The range of purchase prices on the transaction date was $5.80 to $5.94 per share. The reporting person undertakes to provide, upon request by the SEC staff, the issuer, or a security holder of the issuer, full information regarding the number of shares purchased at each price.

5 The common stock was purchased by the reporting person in open market transactions on the transaction date, with a volume weighted average purchase price of $4.1208. The range of purchase prices on the transaction date was $3.9917 to $4.1412 per share. The reporting person undertakes to provide, upon request by the SEC staff, the issuer, or a security holder of the issuer, full information regarding the number of shares purchased at each price.

6 The common stock was purchased by the reporting person in open market transactions on the transaction date, with a volume weighted average purchase price of $6.0667. The range of purchase prices on the transaction date was $6.0589 to $6.0805 per share. The reporting person undertakes to provide, upon request by the SEC staff, the issuer, or a security holder of the issuer, full information regarding the number of shares purchased at each price.